Exhibit 99.1
AMETEK Announces Appointment of Karleen Oberton to Board of Directors
BERWYN, PA, February 11, 2021 – AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has appointed Karleen Oberton as a new director of the Company. Ms. Oberton serves as Chief Financial Officer of Hologic, Inc. (NASDAQ: HOLX), an innovative medical technology company primarily focused on improving women’s health and well-being through early detection and treatment systems.

“We are pleased to welcome Karleen to AMETEK as a member of our Board of Directors,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Karleen is a skilled business executive with more than 30 years of experience in public accounting, biotechnology and medical device manufacturing. Her strong financial acumen along with her proven executive leadership managing global organizations nicely complements our existing Board skill set.”

Joining Hologic as Vice President and Corporate Controller in 2006, Ms. Oberton has since held roles of increasing responsibility within the company’s finance function. In 2014, she was named Corporate Vice President and Chief Accounting Officer and in 2018 was elected Chief Financial Officer. Prior to joining Hologic, Ms. Oberton served as Senior Corporate Controller for ImmunoGen, a biotechnology company developing targeted anticancer therapeutics. Earlier in her career, Ms. Oberton held leadership positions at Ernst & Young and Arthur Andersen.

Ms. Oberton holds a bachelor’s degree in Business Administration from Merrimack College and was an active Certified Public Accountant for more than 18 years.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2020 sales of more than $4.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247